Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

NRG Energy Issues First Quarter 2002 Financial Results

MINNEAPOLIS (April 24, 2002)—NRG Energy, Inc. (NYSE: NRG) today announced its financial results for the first quarter 2002. NRG recorded a $0.13 per share loss for the first quarter of 2002, compared to the $0.19 in earnings per share recorded in the first quarter 2001.

Net income for the first quarter 2002 decreased to a $26.5 million loss, versus a $35.2 million gain in the first quarter 2001. First quarter 2002 net income includes a $639,000 gain resulting from the mark-to-market of derivative transactions in accordance with SFAS No. 133.

Operating income for the quarter was $68.3 million, versus $127.0 million in first quarter 2001, due to increased operating costs and expenses.

Total operating revenues and equity earnings increased to $677.1 million in the first quarter 2002, versus $643.2 million in the first quarter 2001.

The company plans to hold a joint conference call with Xcel Energy, Inc. (NYSE: XEL) on Wednesday, April 24 at 1:30 p.m. (central) to discuss these results. See “Conference Call” section of this release for details.

As previously stated in March, NRG said that the losses are primarily due to lower demand for power resulting from mild weather in the United States, merchant power prices that were significantly below prices in the last several years and increased interest expense associated with acquisitions and construction activity in the past year.

Capital Structure Enhancement Plan

In its 2001 year-end earnings news release, NRG noted that its financial enhancement plan included a reduction in its capital investment program, sales of assets and equity issuance.

NRG has trimmed $1.5 billion from its 2002 construction expenditure program to date and another $1.1 billion from its 2003 construction program. While the company currently plans to spend $1.7 billion on construction projects this year, it is continuously evaluating whether further delays or cancellations in the program are warranted. While NRG has deferred or canceled several projects, the seven U.S. construction projects listed below are scheduled to go online before the end of 2003. Construction projects with expected commercial operation dates beyond 2003 are not listed.

Name	Location	Megawatt capacity	Expected operation dates

Bayou Cove	Jennings, LA	320	July -- October 2002
Brazos Valley	Thompsons, TX	633	June 2003
Kendall	Minooka, IL	1,168	April -- July 2002
Meriden	Meriden, CT	540	August 2003
Nelson	Nelson Township, IL	1,168	May -- September 2003
Pike	Holmesville, MS	1,168	July -- December 2003
Rockford II	Rockford, IL	171	June 2002

On April 15 NRG announced several actions it is undertaking to improve liquidity. NRG has hired advisors to help market its international assets. At the same time, NRG is reviewing its domestic portfolio, including the potential sale of a partial or full interest in select regions. In addition, NRG is in the advanced stages of selling its ownership in NEO’s landfill gas assets. NRG will use its net proceeds from anticipated worldwide asset sales, targeted to be $1 billion, to pay down corporate debt.

On April 1 the company announced the termination of agreements to purchase power plants from Atlantic City Electric Company, a Conectiv subsidiary, thereby reducing NRG’s 2002 capital obligations by approximately $230 million.

During its tender process for outstanding NRG shares, Xcel Energy indicated it intends to infuse $600 million in equity into NRG. To date NRG has received $450 million of funds from Xcel Energy under subordinated convertible notes that Xcel has stated it will cancel if the exchange offer and merger are completed. If the offer and merger are not completed, Xcel has said it plans to convert the amounts borrowed by NRG under the notes into NRG common stock.

2002 Earnings Guidance

In January NRG reduced its earnings per share guidance for 2002 as a consequence of the various actions the company is taking to improve liquidity and strengthen its balance sheet, coupled with the impact of a slowdown in the U.S. economy and unusually mild weather patterns. NRG then expected to earn in the range of $1.45 to $1.55 per share for 2002. This earnings per share guidance was based on estimated net income of $345 million.

Given the results for the first quarter and estimates for the balance of the year, NRG estimates 2002 net income in the range of $300 million to $315 million. This forecast range does not include any possible impact of asset sales or restructuring, as NRG is unable to predict which assets might be sold nor the transaction closing dates. NRG will communicate any potential earnings impact of these transactions as events unfold in the weeks and months ahead.

Conference Call

NRG’s joint conference call with Xcel Energy to discuss earnings will take place Wednesday, April 24 at 1:30 p.m. (central). The U.S. toll free dial-in number is 800.230.1074 and the international dial-in number is 612.288.0329.

The call will also be simultaneously broadcast on the “Investor Relations” section of the NRG website at www.nrgenergy.com. A slide that NRG management will reference during the call may also be viewed on the “Investor Relations” section of the website.

Those unable to participate in the live event may access a replay of the call after 5:00 pm on April 24 until midnight May 3 by dialing 800.475.6701 (U.S.) or 320.365.3844 (international). The passcode is 635021.

NRG is a leading global energy company engaged primarily in the development, construction, acquisition, ownership and operation of power generation facilities. The company’s operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

This news release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include, but are not limited to, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect”, “estimate”, “anticipate”, “forecast”, “plan”, “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions; business conditions in the energy industry; adverse results in current and future litigation; successfully closing announced transactions; amount of proceeds from asset sales; timing and pricing of equity issuance; risks associated with the California power market; and factors affecting the availability or cost of capital, such as changes in interest rates and market perceptions of the power generation industry, NRG or any of its subsidiaries.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding these and other risks and uncertainties, review NRG’s filings with the Securities and Exchange Commission.

More information on NRG is available at www.nrgenergy.com

Contacts:

Lesa Bader	Len Bluhm
Media Relations	Investor Relations
612.373.6992	612.313.8900

Consolidated Statements of Income
NRG Energy, Inc. and Subsidiaries
(Unaudited)

	Three Months Ended
	March 31,

(In thousands, except per share amounts)	2002	2001

Operating Revenues and Equity Earnings
Revenues from majority-owned operations	$658,826	$624,262
Equity in earnings of unconsolidated affiliates	18,284	18,904

Total operating revenues and equity earnings	677,110	643,166

Operating Costs and Expenses
Cost of majority-owned operations	474,090	423,859
Depreciation and amortization	66,611	38,092
General, administrative, and development	68,107	54,191

Total operating costs and expenses	608,808	516,142

Operating Income	68,302	127,024

Other Income (Expense)
Minority interest in earnings of consolidated subsidiaries	(1,921)	(2,059)
Other income, net	(813)	2,082
Interest expense	(120,333)	(86,992)

Total other expense	(123,067)	(86,969)

Income before Income Taxes	(54,765)	40,055
Income Taxes — (Benefit) Expense	(28,302)	4,877

Net (Loss)/Income	$(26,463)	$35,178

Weighted Average Number of Common Shares Outstanding — Basic	198,605	183,925
Earnings per Weighted Average Common Share — Basic	$(0.13)	$0.19
Weighted Average Number of Common Shares Outstanding — Diluted	198,605	185,878
Earnings per Weighted Average Common Share — Diluted	$(0.13)	$0.19

Financial Results by Region

     NRG manages its generation portfolio on a geographical basis. The following table summarizes net income by region for the three months ended March 31, 2002 and 2001. The “other” category includes operations that do not meet the threshold for separate disclosure and corporate charges (primarily interest expense) that have not been allocated to the operating segments.

(In thousands)	2002	2001	Change

North America (generation)	$(4,950)	$35,932	$(40,882)
Europe	18,045	7,760	10,285
Asia Pacific	5,861	9,932	(4,071)
Latin America	513	945	(432)
North America (other)	6,198	5,413	785
Other	(52,130)	(24,804)	(27,326)

Net Income	$(26,463)	$35,178	$(61,641)

Net loss for the quarter ended March 31, 2002 was $26.5 million, a decrease of $61.6 million from the prior year. The decrease was primarily due to mild weather conditions across the United States, which resulted in lower energy sales. In addition, a weakened United States economy has decreased demand resulting in lower margins. NRG also incurred higher interest expense in 2002 as a result of financing of acquisitions that were completed in the past year.

North America Megawatt Generation

NRG sold approximately 6,518,605 megawatt-hours (MWh) to its North American customers during the first quarter of 2002 as compared with 8,040,975 MWh in 2001. The generation broken down by U.S. geographic region follows:

Region	2002	2001	Change

Northeast	2,118,422	4,144,466	(2,026,044)
MidAtlantic	487,897	—	487,897
South Central	2,830,926	2,272,411	558,515
North Central	23,166	—	23,166
Western	1,058,194	1,624,098	(565,904)

Total North America (generation)	6,518,605	8,040,975	(1,522,370)

SFAS No. 133 — Accounting for Derivative Instruments and Hedging Activities

On January 1, 2001, NRG adopted SFAS No. 133, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability and measured at its fair value. SFAS No. 133 requires that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met or specific exclusions are applicable. Special accounting for qualifying hedges allows a derivative instrument’s gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

NRG’s net loss for the first quarter of 2002 was reduced by a gain of approximately $0.6 million due to the mark-to-market impacts of SFAS No. 133 on the valuation of derivative instruments, as compared to a gain of $12.8 million recorded during the first quarter of 2001. The net change in SFAS No. 133 valuation was primarily due to a negative movement in the underlying valuation of fuel purchase contracts during the first quarter of 2002 as compared with a positive movement in 2001.

Net impact of SFAS No. 133 on NRG’s Statement of Income

	For the three months ended March 31,

Income/(expense) in thousands	2002	2001	Change

Revenues from majority-owned operations	$8,578	$—	$8,578
Equity in earnings of unconsolidated affiliates	745	(1,887)	2,632
Cost of majority-owned operations	(7,953)	20,742	(28,695)
Other income, net	76	1,316	(1,240)
Income Taxes — Expense	(807)	(7,385)	6,578

Net Income	$639	$12,786	$(12,147)

The quarterly mark-to-market adjustments are further broken down by region, as follows:

	For the three months ended March 31,

Income/(expense) in thousands	2002	2001	Change

North America (generation)	$2,977	$1,127	$1,850
Europe	(5,761)	4,209	(9,970)
Asia-Pacific	3,381	6,682	(3,301)
Other (corporate)	42	768	(726)

Net Income	$639	$12,786	$(12,147)

Effective Income Tax Rate

NRG reported a worldwide effective income tax rate, before credits, of 33 to 35 percent for the three months ended March 31, 2002, compared to 38.7 percent for the first quarter 2001. The decrease in the effective tax rate for the quarter is due to lower state income tax expense. For the first quarter 2001 state tax was recorded at statutory rates and implementation of state tax planning strategies occurred later in the year.

	1st Quarter 2002	1st Quarter 2001

Worldwide Effective Tax Rate (before credits)	32.7%	38.7%
Section 29 Tax Credits (millions)	$10.4	$10.6

NRG estimates a worldwide effective income tax rate, before credits, of 33 percent for the year ending December 31, 2002, compared to 27.5 percent for the year ended December 31, 2001. The increase in the effective tax rate for the current year over last year is due to a higher percentage of overall earnings being generated in higher tax jurisdictions (primarily domestic locations).